UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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BALLY TOTAL FITNESS HOLDING CORPORATION

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Attached hereto is a letter to stockholders from Paul Toback, Chairman and Chief Executive Officer of Bally, dated December 13, 2005.

Important Additional Information Will be Filed with the SEC

On December 6, 2005, Bally filed a preliminary proxy statement with the SEC. The proxy statement, when final, will be mailed to Bally stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S PRELIMINARY PROXY STATEMENT DATED DECEMBER 6, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, CARL J. LANDECK AND JAMES A. MCDONALD HAVE SOLD 25,000 AND 50,000 SHARES OF BALLY COMMON STOCK, RESPECTIVELY.

Bally Total Fitness Corporation 8700 West Bryn Mawr Avenue Chicago, Illinois 60631 773-380-8000

December 13, 2005

DEAR SHAREHOLDER:

       As you are aware, in the past 18 months we have made significant progress on three of our most important objectives: (i) turning around the Company's operations, (ii) issuing financial statements from 2002 through September 30, 2005 after an eighteen month effort required to correct past accounting errors, and (iii) seeking long-term solutions to the Company's capital structure issues. We believe these and other actions will enhance value for our shareholders in the near- and long-term.

Turning Around the Operations and Issuing Five Years of Financial Information

       On November 30, 2005, we filed our financial statements for 2004 and the first nine months of 2005 and restated those for 2000 through 2003. Our audited financial statements for 2002-2004 along with results from 2000 and 2001 are included in our Annual Report on Form 10-K enclosed with this letter, which as part of our continuing effort to hold down costs, is being sent to you in lieu of a traditional “glossy” annual report. Completing our audit so we could resume public reporting was a tremendously time consuming, complicated and costly task. However, it was also very fulfilling to be able to report improving results, including a net profit for the year to date, demonstrating that our strategy is beginning to work and that our efforts are yielding results. We reported a net profit of $1.8 million for the first nine months of 2005, compared to losses in 2003 and 2004. These strong results reflect revenues that are growing and our stringent cost reduction efforts that are decreasing costs.

	Nine Months Ended September 30
	2005	2004	% Change
	(in millions)
Net Revenue	$807.5	$789.3	2.3
Operating Costs	$745.8	$752.9	(0.9)
Operating Income	$61.7	$36.4	69.5
Net Income (Loss)	$1.8	($13.3)	N/A

       The future looks promising as well, due in large part to our initiatives designed to transform our business model and further improve and strengthen operations. Specifically, early indications suggest that we're benefiting from our new membership sales strategies, like the Build Your Own Membership Plan and our Family and Friends add-on program. These flexible and consumer friendly programs are part of Bally's new more customer-centric mindset designed to improve point-of-sale closing rates and reduce short-term attrition. We are also poised to kick-off our new 2006 marketing, including a new national advertising campaign designed to highlight our personalized approach to fitness. Contributing to our improved results are continued emphasis on add-on services, such as personal training, and our renewed focus on customer service and customer retention. As a testament to this new approach, the number of new joining members hit a record level in 2004, and even with all of the operational changes in 2005, this year we have exceeded 2004's level by 4%. And despite a small increase in company-wide member attrition, short-term attrition declined by approximately 4.5% in markets that converted to our new sales program.

Strategic Action to Address our Capital Structure and Enhance Value

       These important steps in building the business for the future and keeping costs in line will not succeed, however, if we do not address the challenges posed by our existing capital structure. Servicing the debt imposed on Bally by prior management leaves insufficient cash for reinvesting in clubs, marketing and other strategic initiatives. Simply stated, to capitalize on growth opportunities and compete more effectively in a dynamic marketplace, Bally requires additional capital.

       To address this fundamental issue, we hired J.P. Morgan Securities Inc. to explore a range of strategic alternatives for Bally. The Blackstone Group (which has been advising the Company for the past year) will be working alongside J.P. Morgan. Potential alternatives include a recapitalization, the sale of securities or assets of the Company, or the sale or merger of Bally with another entity or strategic partner. In short, our investment bankers are charged with identifying the best option to improve value for all of our shareholders. We have a fair, independent and transparent process in place and this is one of our top priorities.

Supporting Independent, Qualified Directors

       Notwithstanding the transformation that has occurred at Bally—and the fact that we're on the right course—certain shareholders continue to criticize us in hopes that the turmoil they create will allow them or others to take control of this Company. Ironically, they praise our results, yet they offer no industry experience, no knowledge of the Company's business or its issues, and they propose no plan.

       Bally's January 26, 2006 annual meeting, where the election of directors will take place, is fast approaching. Pardus Capital Management, our largest shareholder, has filed preliminary proxy materials to nominate three directors to Bally's Board. These nominees include Charles Burdick, Barry Elson and Donald Kornstein. Remarkably, Pardus has launched this contest despite the fact that Bally has tried in earnest to avoid a proxy contest, and as an act of good faith, has agreed to nominate two of Pardus' nominees on our own slate. Sadly, that isn't enough to satisfy Pardus, a 14% shareholder since September 2005 that wants 33% of your Board to be affiliated with them rather than independent. You should be aware that while Pardus purports to be acting for the interests of all shareholders, it has privately indicated an interest in leading a recapitalization transaction for Bally. So, in summary, Pardus wants to control one-third of the Board in hopes of allowing them to steer a future transaction in a manner that may not be in the best interests of all shareholders. Nonetheless, we agreed to place two representatives from Pardus on the Bally Board to prove our responsiveness to shareholders.

       We have not, however, agreed to nominate Mr. Kornstein because he is closely affiliated with Mr. Pearlman, the CEO of Liberation Investments, a fact that neither Pardus nor Liberation has seen fit to disclose. As to Mr. Pearlman, he and his funds, Liberation Investments, which owns approximately 12% of our stock, continue to level personal attacks against the management team—a team that has worked hard to put this Company back on course. I ask each of you, simply, to do what we do and consider the source. Mr. Pearlman has a long and continuing association with the Company's former CEO Lee Hillman, including serving as a highly paid consultant to Bally during Mr. Hillman's tenure. Mr. Hillman, CEO of Liberation Investment Advisory Group and an investor in Mr. Pearlman's Liberation fund (in violation of his separation agreement with Bally), was found by an independent investigation to have created a “culture that encouraged aggressive accounting,” which ultimately led to the need for us to restate our financial statements at a cost of millions in special charges. Messrs. Hillman and Pearlman also saddled the Company with mountains of debt, engaged in misguided transactions in which they often had conflicts of interest, and left Bally with an outdated business model that we have worked tirelessly to fix.

       It seems clear to us that both Pardus and Liberation are looking out for their own interests, not the interests of all shareholders. While both claim that their actions are aimed at enhancing shareholder value, the truth is that Bally Total Fitness is already committed to enhancing value for all shareholders and, as outlined above, has taken numerous steps and made great progress toward that end.

       Reflecting our focus on enhancing value for all shareholders, in October the Board implemented a short-term Shareholder Rights Plan. Information on the plan is enclosed. The plan is designed precisely to preserve the rights of all shareholders and to ensure that those shareholders with their own agendas cannot steal control of Bally. The adoption of the Rights Plan will not foreclose a fair acquisition bid or any other capital transaction.

       We have a strong independent Board of Directors, and have recently taken steps to further strengthen it. Earlier this month, we announced the addition of two directors, Steven Rogers and Adam Metz. Assisted by search firm Russell Reynolds, the Board's Nominating and Corporate Governance Committee conducted a thorough search and we are pleased that they attracted such outstanding candidates, both of whom bring excellent business backgrounds and a wealth of knowledge and experience to the Bally Board. In addition to the two Pardus candidates, Messrs. Burdick and Elson, Bally's third Board nominee is Eric Langshur, Chairman of the Audit Committee, a highly qualified independent director who has served Bally since 2004. Mr. Langshur's leadership contributed significantly to the successful completion of the recently completed financial statement audit. We strongly recommend that you re-elect Mr. Langshur and allow him to continue his exemplary work, along with our auditors and financial management team, to further improve Bally's processes and controls.

       There's no question that we have made tremendous progress in turning Bally around and the Company is poised to build on its solid foundation. We look forward to continuing to communicate with you in the coming weeks and months. We also remain committed to building a strong Bally for the future and creating value for all of our shareholders.

Sincerely,

PAUL TOBACK Chairman and Chief Executive Officer

Important Additional Information

       On December 6, 2005, Bally filed a preliminary proxy statement with the SEC. The proxy statement, when final, will be mailed to Bally stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.

       A LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY'S PRELIMINARY PROXY STATEMENT DATED DECEMBER 6, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, CARL J. LANDECK AND JAMES A. MCDONALD HAVE SOLD 25,000 AND 50,000 SHARES OF BALLY COMMON STOCK, RESPECTIVELY.

       Forward-looking statements in this letter including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.